Exhibit 99.1

Contact:

Kenneth Smith

Chief Financial Officer

716.826.6500 ext. 3217

kwsmith@gibraltar1.com

Gibraltar Industries Acquires Product Line

Purchase of Solar-Powered Ventilation Product Line Strengthens Company’s Position in the Growing

Energy Conservation Segment of the Building Materials Market

Buffalo, NY, September 11, 2013 – Gibraltar Industries (NASDAQ: ROCK), a leading manufacturer and distributor of products for building and industrial markets, announced the expansion of its offerings through the recently completed purchase of the assets of a Nevada-based supplier of solar-powered ventilation products.

The acquired business complements and expands Gibraltar’s product portfolio and customer base in both the residential new construction and home remodeling markets. The company funded the investment of $5 million from existing cash on hand. The acquired product line generated revenue of approximately $4 million in 2012.

“Adding this solar ventilation product line will strengthen our position within the growing energy conservation segment of the building materials market space,” said Gibraltar Chairman and Chief Executive Officer Brian Lipke. “It not only broadens our product category coverage immediately, but also provides us with access to innovative technology for future product designs, as well as opportunities to grow the business through marketing of additional products to established Gibraltar customers.”

About Gibraltar

Gibraltar Industries is a leading manufacturer and distributor of building products, focused on residential and non residential repair and remodeling markets, as well as construction of industrial facilities and public infrastructure. The Company generates more than 80% of its sales from products that hold the #1 or #2 positions in their markets, and serves customers across the U.S. and throughout the world. Gibraltar’s strategy is to grow organically by expanding its product portfolio and penetration of existing customer accounts, while broadening its market and geographic coverage through the acquisition of companies with leadership positions in adjacent product categories. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

Safe Harbor Statement

Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.